Exhibit 23

                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We hereby consent to the incorporation by reference of our report dated February 7, 2004 except for Note 17, as to which the date is March 4, 2004, relating to the consolidated financial statements of Q Comm International, Inc. and Subsidiary as of December 31, 2003, and for the periods then ended, appearing in the company's Annual Report on Form 10-KSB for the year ended December 31, 2003, in the Company's Registration Statements on Form S-8, SEC File No. 333-38362, 333-57502 and 333-43450, and on Form S-3, SEC File No. 333-106907.


/s/ PRITCHETT, SILER & HARDY, P.C.

Salt Lake City, Utah
March 11, 2004